As filed with the Securities and Exchange Commission on May 8, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PBF Energy Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	45-3763855
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Sylvan Way, Second Floor Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

PBF Energy Inc.

2025 Equity Incentive Plan

(Full Title of Plan)

Trecia M. Canty, Esq.

Senior Vice President, General Counsel and Secretary

PBF Energy Inc.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

(Name and address of agent for service)

(973) 455-7500

(Telephone number, including area code, of agent for service)

With a copy to:

Todd E. Lenson, Esq.

Jordan M. Rosenbaum, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Telephone: (212) 715-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is filed by PBF Energy Inc. (the “Registrant”) for the purpose of registering shares of its Class A common stock, par value $0.001 per share (“Class A Common Stock”) issuable under the PBF Energy Inc. 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan became effective following the receipt of stockholder approval at the Company’s 2025 Annual Meeting of Stockholders held on April 29, 2025 (the “Effective Date”). The 2025 Plan replaces the Company’s Amended and Restated 2017 Equity Incentive Plan (as amended, the “2017 Plan”). Following the Effective Date, (i) no further awards will be granted under the 2017 Plan and (ii) the number of shares of Class A Common Stock remaining available for issuance under the 2017 Plan as of the Effective Date shall be included in the total number of shares of Class A Common Stock that may delivered pursuant to the 2025 Plan. In addition, Shares of Class A Common Stock that are represented by awards which previously have been granted and are outstanding under the 2017 Plan as of the Effective Date and which subsequently are forfeited, expire, terminate or cancelled without the delivery of shares of Common Stock will be added to the number of available shares of Class A Common Stock issuable under the 2025 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933 (as amended, the “Securities Act”). The document(s) containing the information specified in this Part I of Form S-8 will be delivered to the participants in the 2025 Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 13, 2025;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 1, 2025;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 12, 2025 (two filings), March 13, 2025, March 17, 2025 and May 2, 2025;

(d)	The Registrant’s Definitive Proxy Statement on Schedule 14A for the 2025 annual meeting of stockholders, filed with the Commission on March 18, 2025; and

(e)

The description of the Registrant’s Class  A Common Stock contained in Exhibit 4.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 18, 2021 and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s certificate of incorporation and bylaws contain provisions that provide for indemnification of officers and directors and their heirs and representatives to the full extent permitted by, and in the manner permissible under, the DGCL.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation contains a provision eliminating the personal liability of a director to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to some exceptions.

The Registrant maintains, at its expense, a policy of insurance which insures its directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

The Registrant has entered into an indemnification agreement with each of its directors and executive officers. The indemnification agreements supplement existing indemnification provisions in the Registrant’s bylaws and in it the Registrant agrees, subject to certain exceptions, to the fullest extent then permitted by the DGCL, (1) to indemnify the director or executive officer and (2) to pay expenses incurred by the director or executive officer in any proceeding in advance of the final disposition of such proceeding, with the primary purpose of the agreements being to provide specific contractual assurances to the Registrant’s directors and executive officers in respect of these indemnification protections which could not be altered by future changes to the Registrant’s current bylaw indemnification provisions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as part of, and incorporated by reference into, this Registration Statement.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of PBF Energy Inc. (Incorporated by reference to Exhibit 3.1 filed with PBF Energy Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-177933))

3.2	Second Amended and Restated Bylaws of PBF Energy Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on February 15, 2017 (File No. 001-35764))

4.1	PBF Energy Inc. 2025 Equity Incentive Plan (Incorporated by reference to Appendix A in the Registrant’s Definitive Proxy Statement on Schedule 14A filed on March 18, 2025 (File No. 001-35764))

5.1*	Opinion of Kramer Levin Naftalis & Frankel LLP

23.1*	Consent of KPMG LLP

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit No. 5.1)

24.1*	Power of Attorney (included on signature page)

107*	Calculation of Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Parsippany-Troy Hills, State of New Jersey, on May 8, 2025.

PBF ENERGY INC.

By:	/s/ Trecia M. Canty
	Name:	Trecia M. Canty
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Matthew C. Lucey, Karen B. Davis and Trecia M. Canty or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Thomas J. Nimbley (Thomas J. Nimbley)	Executive Chairman, Chairman of the Board of Directors	May 8, 2025

/s/ Matthew C. Lucey (Matthew C. Lucey)	President, Chief Executive Officer, Director (Principal Executive Officer)	May 8, 2025

/s/ Karen B. Davis (Karen B. Davis)	Senior Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2025

/s/ Spencer Abraham (Spencer Abraham)	Director	May 8, 2025

/s/ Paul J. Donahue, Jr. (Paul J. Donahue, Jr.)	Director	May 8, 2025

/s/ S. Eugene Edwards (S. Eugene Edwards)	Director	May 8, 2025

/s/ Georganne Hodges (Georganne Hodges)	Director	May 8, 2025

/s/ Kimberly S. Lubel (Kimberly S. Lubel)	Director	May 8, 2025

/s/ George E. Ogden (George E. Ogden)	Director	May 8, 2025

/s/ Damian W. Wilmot (Damian W. Wilmot)	Director	May 8, 2025

/s/ Lawrence M. Ziemba (Lawrence M. Ziemba)	Director	May 8, 2025